The Challenge of Ebro Puleva ONE STEP FORWARD

Notice This presentation contains our best current knowledge as regards estimates of future growth in the various different business lines and in the overall business, market share, financial results and other aspects of the Company’s business and situation. The contents of this presentation are no guarantee of our future performance and involves risks and uncertainties. The actual results may be substantially different from those we have estimated, for a number of reasons. The specific objective of this presentation is a company that is listed on a regulated stock exchange. Therefore, Ebro Puleva has used information that is already public or has been prepared internally. Analysts and investors should not depend on these estimates that are valid only at the moment of this presentation. Ebro Puleva does not undertake to make public the results of any review of these estimates that may be carried out to reflect events and circumstances subsequent to the date of this presentation, including, without limit, changes in Ebro Puleva’s business or acquisition strategy, or to reflect unexpected events. We encourage analysts and investors to read the company’s Annual Report and other documents filed with the Authorities, and specifically with the CNMV. [ONE STEP FORWARD IN THE RICE BUSINESS] 2
EBRO PULEVA

INTRODUCTION TERMS OF THE AGREEMENT STRATEGIC POSITION RIVIANA IN EBRO PULEVA RIVIANA FOODS OTHER MATTERS
WHY RIVIANA FOODS?
CONCLUSIONS AND VALUE PROPOSAL [ONE STEP FORWARD IN THE RICE BUSINESS] 3
EBRO PULEVA

# Introduction to Ebro Puleva



## Overview

- Ebro Puleva is the largest Spanish food group, with a turnover of 2,003 million euros and net earnings of more than 100 million euros in 2003.
- Market leader in sugar, dairy products and rice.
- In 2003 61% of the Group's Ebitda came from the sugar business.

### Sales



24.3%
36.7%
1.7%
15.9%
21.4%
Sugar
Rice
Chile
Other
Puleva

### Ebitda



19.3%
3.2%
1.9%
14.0%
61.5%
Sugar
Rice
Chile
Other
Puleva

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Ebro Puleva

4

Strategic
position

## Changes in **Ebitda** and **Debt**

- **Although other businesses have increased their share, sugar is a heavyweight in our portfolio.**

| (000 euros) | 1S04 Share % | 2003 | Share% | 2000 | Share% | 1S04/00 |
|---|---|---|---|---|---|---|
| Sugar | 53.2% | 158,584 | 61.5% | 125,610 | 78.6% | -32.3% |
| Rice | 20.3% | 36,196 | 14.0% | 20,584 (*) | 12.9% | 57.5% |
| Chile (**) | 3.1% | 4,973 | 1.9% | 6,492 | 4.1% | -23.7% |
| Other | 3.0% | 8,342 | 3.2% | 7,048 | 4.4% | 32.0% |
| Dairy | 20.4% | 49,680 | 19.3% | D.N.A. | | |

(*Considering the 60% controlled at that time)

(**Considering that 23.13% is our real share in Chile)

- **We have a substantial investment capacity.**

| (000 euros) | 1S04 | 2003 | 2000 | 03/00 | 1S04/00 |
|---|---|---|---|---|---|
| Equity | 933,487 | 911,635 | 612,054 | 49% | 53% |
| Net debt | 199,615 | 248,521 | 436,698 | -30% | -44% |
| Leverage | 21.4% | 27.3% | 58.2% | -53% | -63% |

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The new European Union Sugar Regime Strategic position u The sugar business must deal with the new Sugar Regime that is starting to be designed and discussed at this very moment. u In any case it will not come into force before Sept 06. u As a company we have been preparing for this challenge. We have closed four factories since 2001 and our utilisation ratio has grown from 77,000 tns/factory to 104,285tns/factory (not counting the marginal contribution of Ciudad Real). u In any case, this division’s contribution will fall from a given date onwards, and we must therefore take the necessary measures.
u As of June 30, it is still 53% of our Ebitda. [ONE STEP FORWARD IN THE RICE BUSINESS] 6 EBRO PULEVA

Reduced share of the international business Strategic position u The group’s sales abroad account for 17.8% of the total. Including Chile, the group’s sales outside Spain total 34%. u In the year 2003, European sales of the Ebro Puleva group rose 10% to 317 million euros. Europe is our second most important market after the domestic Spanish market.
u Acquisitions completed in 2003 and 2004 have further increased Europe’s share of our sales. u Even so, we continue to be a basically domestic company. u Our intention is to achieve a better balance between domestic and international. Sales 1S04 % Spain65.4% Europe17.1% Chile15.5% Other 1.0% [ONE STEP FORWARD IN THE RICE BUSINESS]
EBRO PULEVA

Strategic position
The share of the industrial businesses is greater than that of the branded product business
u 54% of our sales are to industrial customers, and 46% are branded products for end consumers. u We have been working in recent years to achieve a more balanced portfolio, and in this regard, 6 of the 7 companies we have acquired are brands or mainly branded companies.
u Our aim is to achieve an improved balance between industrial sales and branded sales. [ONE STEP FORWARD IN THE RICE BUSINESS] 8 EBRO PULEVA

One strength
Herba is the European leader
u Ebro Puleva’s presence in Europe is mainly focused on the rice division (Herba). u Herba, with a share above 30%, is the leading rice company in Europe.
Sillevoldt Müeller’s Uncle Ben’s 5% Müelhe 7% 5% Sos 5%
Frugone Preve 4% Tilda 4% ABF
HERBA 4% Panzani 30% 3%
Other 33% [ONE STEP FORWARD IN THE RICE BUSINESS] 9 EBRO PULEVA

Geographical optimization
u Herba has an industrial presence in Europe that allows it to optimize its source-market balance.
Denmark Rice Mill Finland Cambridge Leading Brand
Anvers Rice Mill Rice Mill Flour Mill Packaging Hamburg Liverpool Rice Mill Rice Mill Flour Mill Packaging
Hungary Leading Brand Coruche Rice Mill Packaging Vercelli Idegem Rice Mill Larache Rice Biscuits Flour Mill Rice Mill Packaging Vaporizer Packaging Packaging
Thesalonika Facilities Morocco [ONE STEP FORWARD IN THE RICE BUSINESS]
10 EBRO PULEVA

Geographical optimization
A fortress
u Herba’s brands are leaders in their markets. Morocco
[ONE STEP FORWARD IN THE RICE BUSINESS] 11
EBRO PULEVA

Greater presence of Rice
We are growing in Brands
u The European development of Herba throughout 2003 and 2004 has reinforced our branded position. (000 euros) 1S04 2003 2002 2001 CAGR 03/01
Branded Rice 95,349 161,133 158,569 136,921 8.5% /Sales 42% 40% 38% 36% Industr.Rice/Other 130,080 246,725 262,855 244,656 0.4% /Sales 58% 60% 62% 64% Total Sales 225.429 407,858 421,424 381,577 3.4% u The greatest growth was in branded rice, as can be seen in the above table. u Industrial sales accounted for 60% and branded product for 40% for 2004, the breakdown will be 54/46 without even taking into account this acquisition. [ONE STEP FORWARD IN THE RICE BUSINESS] 12 EBRO PULEVA

Riviana
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A leader’s positioning
Riviana
Business Lines
u Riviana Foods Inc. is the leading rice retailer in the USA.
u Riviana Foods Inc. has three different business lines: ü In the USA it is a processor, retailer and distributor of rice in the retail channel (it has virtually no bulk business). ü In Central America it mainly produces and distributes cookies and fruit juice. ü In Europe, it sells in the UK, Belgium, and Germany through the existing joint venture with Ebro Puleva (49%/51%).
u It is listed on the NASDAQ (RVFD US), and the Board controls approximately 50% of the shares.
[ONE STEP FORWARD IN THE RICE BUSINESS] 14 EBRO PULEVA

Geographical breakdown Riviana
A leader’s positioning
Sales Net Contribution* 22.3% 22.3% 2.4% 13.7% 64.0% 75.3% USAEurope C. America USAEurope C. America Total Sales 2003: $396,307 Mill USD Total Net Cont* 2003: $46,950 Mill USD
(*) Ebit before charges for central services
(**) UK only. Until 1 April 2004, the UK division was the only one that was globally consolidated. The remaining European companies were consolidated on an equity accounting basis since Riviana owned 49% and we owned 51%.
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EBRO PULEVA

A leader's
positioning

## Rice brands in the **USA**

- Riviana Foods Inc. is the leader of the market competing directly with the big names of the sector (Kraft, Pepsi, Mars, SOS, etc.).

| Company | Sales* |
|---|---|
| 1 Riviana | 17,2% |
| 2 Goya | 10,9% |
| 3 Uncle Ben's (Grupo MARS) | 7,7% |
| 4 Rice A Roni (PEPSI) | 6,1% |
| 5 Minute (KRAFT) | 4,1% |
| 6 Riceland | 3,8% |
| 7 A.R.I. (SOS) | 3,3% |
| 8 Zatarain's | 3,0% |
| 9 S&W(1) | 0,2% |
| 10 China Doll(2) | 0,1% |
| Others | 14,7% |
| Distribution brands | 28,8% |

(*)Nielsen figures 5/01/04

(1) and (2) Riviana owned brands

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Map of industrial facilities A leader’s positioning
Riviana
u They have 7 industrial facilities located in rice production areas. Industrial Map Clearbrook Brinkley Memphis Carlisle Mobile Abbeville Houston [ONE STEP FORWARD IN THE RICE BUSINESS] 17 EBRO PULEVA

Riviana Financial Year A leader’s positioning Riviana
u The financial year ends on June 30 u The first 9 months of ‘04 (only publicly available information) show a slight decline in profits. There are three main reasons for this (see annexes): ü A doubling in price of rough rice during the course of the year. (New crop futures show a significant decline which bodes well for ‘05) ü The impact of low carb diets. (These diets are receiving negative press and hopefully we will see the fad fade) ü Good cost reduction opportunities in admin and manufacturing during ‘05
u We assume that the figures for the full year, closed on June 30, will be slightly lower than last year’s . [ONE STEP FORWARD IN THE RICE BUSINESS]
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Rice brands in the USA. A leader’s brands Riviana u Riviana Foods Inc. is the leading rice retailer in the USA, and the American company with most rice product brands in the USA. Its American brands are:
ü Mahatma: the leading brand sold in the United States in the past 10 years. ü Success: market leader in the instant cooked rice segment.
ü Carolina: has been the classic rice brand in the Northeastern United States for decades and is one of the best-selling long-grain rice brands in the Northeast and mid-Atlantic states.
ü Water Maid: the best-selling medium-grain rice in the South. ü River: the best-selling medium-grain rice in several Northeast and mid-Atlantic states. ü S&W: leading long-grain packaged rice brand in the Pacific Northwest. ü Gourmet House is the leading wild rice brand in the USA. [ONE STEP FORWARD IN THE RICE BUSINESS] 19 EBRO PULEVA

Rice brands in the USA A leader’s brands Riviana
u Riviana is the leading rice retailer in 19 of the 20 most important markets in the USA.
u The following are the most significant figures (000 USD)200320022001 CAGR
Sales 253,467244,403244,9941.7% Gross Contribution 40,159 37,297 31,381 13% GC/Sales15.8%15.2%12.8% 11.1% River Rice Mahatma Carolina SW Rice Success Rice Success is in the Bag Gourmet House Wild Rice Water Maid
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Presence in Central America Riviana A leader’s brands u The company is one of the main processors, retailers and distributors of cookies, crackers, fruit and vegetable juices in Central America. u Its market share is very significant and its brands are very well known. They are market leaders in cookies in Costa Rica and in juices in Guatemala u The Kern brand is registered worldwide by Nestle except in Central America where it is duly protected by Riviana.
(000 USD)200320022001CAGR
Sales 88,45283,78983,9742.6% Gross Contribution12,114 11,685 11,964 0.6% GC/Sales13.7%13.9%14.2%-1.7% [ONE STEP FORWARD IN] THE RICE BUSINESS Kern’s Kern’s light Ducal Fun-C 21 EBRO PULEVA

European presence The leader’s brands Riviana u The European business is shared; We have a 51/49 share in all operational companies in Europe.
u The shared companies are: ü S&B Herba in the U.K. ü Boost Group in Belgium and indirectly in Germany, Austria and Denmark. [ONE STEP FORWARD IN THE RICE BUSINESS] Bosto Oryza ein reis, ein wort. Boss reis-fit
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Why Riviana Foods? [ONE STEP FORWARD IN THE RICE BUSINESS] 23 EBRO PULEVA

A business we know very well A company that’s very close Riviana u A company focused on rice. The only exception is the business in Central America.
u Focuses on branded products (60%), although it does some bulk (10%) and operations with catering operators and private labels (30%). u It has an excellent reputation in its market. u Most of its industrial process is outsourced. u The management team is fully professional and is fully in tune with us after 14 years working together. u Prepared rice (salads and similar products) is an excellent opportunity. We can provide our know-how to develop this market. [ONE STEP FORWARD IN THE RICE BUSINESS] 24 EBRO PULEVA

The USA loves rice A company that’s very close Riviana u Rice consumption in the US market is growing at a healthy pace due to:
ü Immigration ü The growing trend towards healthier foods ü Convenience at mealtimes
u All the above, in a model that is highly based on urban centers, which makes marketing and sales easier. u The Atkins diet was a problem, but that fashion maybe on the decline. u This year there was an 11% increase in planted acres, which will drive rice prices down; however, margins should rise within the next year. [ONE STEP FORWARD IN THE RICE BUSINESS] 25 EBRO PULEVA

We like it A company that’s very close Riviana u This operation consolidates Ebro Puleva as the world’s largest rice seller, with indisputable leadership in Europe and the USA. u It balances our industrial/retail business portfolio. After this transaction, 65% of Herba’s sales will be branded sales, and 35% will be industrial. u It simplifies the operational status of our European subsidiaries. We currently own 51% of Boost and Euryza (and the recently-bought Kraft brands), and S&B Herba, which means that we would own those businesses outright. u It improves our income and risk balance because even though European and American economies are highly correlated, their cycles are offset, which means we can enjoy a healthy medium-term stabilizing effect. u It is a window into the world’s greatest and most sophisticated food market in a product that is very simple for us. [ONE STEP FORWARD IN THE RICE BUSINESS] 26 EBRO PULEVA

We also like it operationally A company that’s very close
Riviana
u It is a company with very stable financial results, managed with great discipline.
u The current team is highly professional, and has agreed to stay on for a three-to-five year transition period. Furthermore, we have known each other for 14 years. The integration risk is very small. u The transaction creates value for Ebro Puleva shareholders and makes it possible to self-finance most of the acquisition. u It increases our size both in turnover and in earnings. u The rest of the Ebro Puleva group will be able to take advantage of Riviana’s commercial strength in the USA. [ONE STEP FORWARD IN THE RICE BUSINESS] 27 EBRO PULEVA

Areas to be improved A company that’s very close
Riviana
u Added Value Products: the success obtained by Herba with its range of microwaveable rice leads one to believe that the American market will welcome this product eagerly. We also expect to apply our freezing technology (Danrice) in this market. u Reduction of overheads ü De-list from the Stock Exchange: the cost of keeping the company listed in the USA is over $1.5 million USD. ü Organizational slimming: we have agreed with current management to implement measures worth at least $2 million USD. u Gain leverage by purchasing rice from Non-US, Non-EU sources to take advantage of the arbitration between Europe and the USA. u The applied industrial model is based on an intensive use of labor, as opposed to European models with higher concentrations. We believe that in this field we shall find major cost savings. [ONE STEP FORWARD IN THE RICE BUSINESS] 28 EBRO PULEVA

A dynamic P&L Statement and a solid Balance Sheet.
A company that’s very close
Riviana
(000 USD) 2003 2002 2001 CAGR
Sales 396,307 375,064 381,999 1.8% Gross Margin 109,858 107,928 102,508 3.5% Ebitda 44,428 41,123 34,465 13.5% Ebitda/Sales 11.2% 10.9% 9.0% 11.5% Depreciation 8,625 7,529 6,789 11.9% Ebit 35,803 33,594 26,151 13.9% Attributed Net E. 28,656 25,245 19,242 22.0% Balance Sheet Structure (3/2004) Tangible F.A. 108,446 37% Equity 191,629 65% Financial F.A. 14,629 5% Long-term Debt 0 0% Goodwill 9,585 3% Deferred Taxes 25,618 9% Other 22,533 8% Other short-term 4,518 2% Working Assets 137,946 47% Suppliers 44,264 15% Short-term debt 27,110 9%
Net Debt7,607 Leverage4.0% [ONE STEP FORWARD IN
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Terms of the Agreement [ONE STEP FORWARD IN
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The opportunity to acquire a leader
Riviana
A good agreement
u We have an agreement approved by both Boards of Directors to acquire 100% of the company’s shares (and de-list it from the stock exchange), subject to obtaining at least 66.6% of the shares. u We have a commitment for the sale of at least 51.2% of the share capital. u The method will be a tender offer which would last at least 40 days, but no more than 110 days. u The reference price is $25.75 USD per share, which is 5.4% less than the average price over the past twelve months. Period Aver. Price Prem/Dct Max Price Min Price 1 month 25.55 0.8% 26.72 25 2 months 25.59 0.6% 26.72 25 3 months 25.91 -0.6% 28.02 24.94 6 months 26.39 -2.4% 29 24.5 12 months 27.23 -5.4% 29.9 24.5 24 months 26.19 -1.7% 30.17 21.4
u The managers (who own 10% of the shares) agree to stay on for between 3 and 5 years. [ONE STEP FORWARD IN
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Changes in share price over 3 years A good agreement
Riviana
Price in USD froml 01/08/01 to 16/07/04 32 30 28 26 24 22 20 18 16 8/1/01 8/3/01 8/5/01 8/7/01 8/9/01 8/11/01 8/1/02 8/3/02 8/5/02 8/7/02 8/9/02 8/11/02 8/1/03 8/3/03 8/5/03 8/7/03 8/9/03 8/11/03 8/1/04 8/3/04 8/5/04 8/7/04
Price Short Average 30 days [ONE STEP FORWARD IN THE RICE BUSINESS] 32 EBRO PULEVA

Riviana
Change in share price over 1 year A good agreement Price in USD from 07/01/03 to 16/07/04 30 29 28 27 26 25 24 16/7/03 30/7/03 13/8/03 27/8/03 10/9/03 24/9/03 8/10/03 22/10/03 5/11/03 19/11/03 3/12/03 17/12/03 31/12/03 14/1/04 28/1/04 11/2/04 25/2/04 10/3/04 24/3/04 7/4/04 21/4/04 5/5/04 19/5/04 2/6/04 16/6/04 30/6/04 14/7/04
Price Short Average 30 days [ONE STEP FORWARD IN THE RICE BUSINESS] 33 EBRO PULEVA

Acquiring 100%
Riviana
A good agreement
u At this price, the investment amounts to $381.4 million USD. Since Riviana has a debt at the established date of $9 million USD, the value of the company is $390 million USD.
u The most important multiples are:
(000) Riviana*(USD) Comparables Ebro Puleva (euros)
Equity Value 381,000 N/A1,515,570 Enterprise Value390,000 N/A 1,864,721 PER 15.0 14.8 15.0 EV/Ebitda 9.0 7.0 7.0 EV/Ebit 11.6 11.0 10.6
(*) Data for the financial year closed on 06/30/04 are not available. As a calculation basis we have taken figures for 03/30/04, and extrapolated them for the full year. These figures must not be taken as a commitment by the company. [ONE STEP FORWARD IN THE RICE BUSINESS] 34 EBRO PULEVA

Riviana in Ebro Puleva [ONE STEP FORWARD IN THE RICE BUSINESS] 35 EBRO PULEVA

Riviana
Notice Ebro Puleva does not issue its estimates until the month of October, and therefore the models in this presentation are based on the last complete financial year available (year 2003). On the other hand, Riviana closes its financial year on June 30, and therefore its last full financial year was closed on 30 June 2003. The models presented will thus not coincide with reality for these two reasons: financial year and calendar year. [ONE STEP FORWARD IN THE RICE BUSINESS] 36 EBRO PULEVA

Creating
Value

# Operating Statement

◆ The operation creates value from the very start

| (000euros) | Ebro Puleva(1) | Riviana(2) | Operation | Resulting | Variation |
|---|---|---|---|---|---|
| **Sales** | 2,002,986 | 330,256 | | 2,333,242 | 16.5% |
| **Ebitda** | 260,565 | 37,023 | | 297,588 | 14.2% |
| Depreciation | 75,232 | 7,188 | | 82,420 | 9.6% |
| **Ebit** | 177,969 | 29,836 | | 207,805 | 16.8% |
| Financial | 19,809 | 799 | 16,125 | 36,733 | 85.4% |
| Goodwill Deprec. | 10,380 | | 6,544 | 16,924 | 63.0% |
| Extraordinary | -37,294 | | | -37,294 | 0.0% |
| **Ebt** | 111,220 | | | 116,854 | 5.1% |
| Taxes | 15,321 | 7,768 | -7,934 | 15,155 | -1.1% |
| Minority | 4,862 | 358 | 1,264 | 6,484 | 33.4% |
| **Net Profit** | 100,759 | 23,888 | | 108,182 | 7.4% |
| **Outst. Shares** | 153,865,392 | | | 153,865,392 | 0.0% |
| **EPS** | 0.65 | | | 0.70 | 8.2% |
| **Cash PPS** | 0.72 | | | 0.81 | 12.6% |
| **Ebitda/Sales** | 13.0% | 11.2% | | 12.8% | -2.0% |
| **Ebit/Sales** | 8.9% | 9.0% | | 8.9% | 0.2% |

(1) Data end financial year 2003
(2) Data at close of financial year 6/2003; exchange rate applied 1.2 $/euro

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Creating
Value

# Balance Sheet

- We are sufficiently solid to undertake this investment.

| (000euros) | Ebro Puleva (30/06/04) | Riviana (03/03/04) | Operation | Resulting |
|---|---|---|---|---|
| Tangible F.A. | 836,297 | 108,446 | | 945,301 |
| Financial F.A. | 127,399 | 14,629 | | 142,028 |
| Goodwill | 87,832 | 9,585 | 133,371 | 230,788 |
| Other | 74,052 | 22,533 | | 96,585 |
| Working Assets | 485,867 | 137,946 | | 623,813 |
| Equity | 933,487 | 191,629 | | 933,487 |
| Long-Term debt | 171,836 | 0 | 325,000 | 496,836 |
| Deferred Taxes | 25,881 | 25,618 | | 51,499 |
| Other short-term | 86,710 | 4,518 | | 91,228 |
| Suppliers | 221,567 | 44,264 | | 265,831 |
| Short-term debt | 138,659 | 27,110 | | 165,769 |
| Net Debt (1) | 310,495 | 7,607 | 325,000 | 643,102 |
| x Ebitda | 1.2 | 0.2 | | 2.2 |
| Leverage | 33.3% | 4.0% | | 68,9% |
| Net Debt (2) | 199,615 | 7,607 | 325,000 | 532,222 |
| x Ebitda | 0,8 | | | 1.9 |
| Leverage | 21.4% | 4.0% | | 57.0% |

(1) Net debt due per global consolidation
(2) Net debt due per equity accounting method

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Riviana
Medium Term Prospects Creating Value
Lines of Work: u Headquarters and cost savings ü De-list the company from the Stock Exchange ü Slim down the headquarters structure ü Apply industrial models with less intensive labor use
u Apply innovative processes ü Take advantage of Herba’s know-how in microwaveable rice ü Develop frozen rice based on our Danrice technology ü Develop new ideas both in production and in retail
u Search for cross-synergies, especially in raw material purchases u Maximize cash generation by selling idle assets and reduce Working Capital. [ONE STEP FORWARD IN] THE RICE BUSINESS 39 EBRO PULEVA

Other matters [ONE STEP FORWARD IN
THE RICE BUSINESS] 40 EBRO PULEVA

Riviana
Other important matters Other matters
u This operation is denominated in USD. We are mainly euro, and therefore will structure it financially so that it provides natural hedging. All calculations in this presentation have been made using an exchange rate of 1.20 $/euro. On the day the operation is closed, we will establish the real reference exchange rate. u We will obtain long-term resources (not less than 7 years) in USD which will be repaid with cash flows obtained also in USD. u The legal and tax structure will generate a tax-deductible goodwill worth altogether $180 million USD (current value in payments of $20 million USD). [ONE STEP FORWARD IN THE RICE BUSINESS] 41 EBRO PULEVA

Conclusions and value proposal [ONE STEP FORWARD IN
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Riviana
Healthy Growth One step forward u Ebro Puleva is committed to carrying out transactions to develop its businesses, and that are in line with existing businesses. u This acquisition is strategically logical
ü It improves the balance between domestic/international ü It changes the branded/industrial ratio ü It lowers the share of sugar in the overall business
u It is extremely close to our management experience. [ONE STEP FORWARD IN THE RICE BUSINESS] 44 EBRO PULEVA

One step forward

## Sustainable growth

- A significant operation, that can be carried out from a financial point of view.

**Global Consolidation**

| (000euros) | Ebro Puleva | Riviana | Operation | Resulting |
|---|---|---|---|---|
| Equity | 933,487 | 191,629 | | 933,487 |
| Net Debt(1) | 310,495 | 7,607 | 325,000 | 643,102 |
| x Ebitda | 1.2 | 0.2 | | 2.2 |
| Leverage | 33.3% | 4.0% | | 68.9% |

**Equity Method Consolidation**

| (000euros) | Ebro Puleva | Riviana | Operation | Resulting |
|---|---|---|---|---|
| Equity | 933,487 | 191,629 | | 933,487 |
| Net Debt (2) | 199,615 | 7,607 | 325,000 | 532,222 |
| x Ebitda | 0.8 | | | 1.9 |
| Leverage | 21.4% | 4.0% | | 57.0% |

- That it should create value already in year One

PPS year +8.2%

Cash PPS year +12.6%

**Once again, we deliver**

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The Challenge of EBRO PULEVA GRUPO
ONE STEP FORWARD

Annexes [ONE STEP FORWARD IN THE RICE BUSINESS] EBRO PULEVA 47

(USD 000)

Quarterly

# P&L 9 mos.

| PERIOD ENDING | 28-mar-04 | 28-Dec-03 | 28-sep-03 | 29-jun-03 |
|---|---|---|---|---|
| **Total Revenue** | **116,139** | **110,035** | **104,406** | **103,497** |
| Cost of Revenue | 88,065 | 83,659 | 78,370 | 76,461 |
| **Gross Profit** | **28,074** | **26,376** | **26,036** | **27,036** |
| Operating Expenses | | | | |
| Research Development | - | - | - | - |
| Selling General and Administrative | 19,004 | 18,695 | 18,151 | 17,760 |
| Non Recurring | - | - | - | - |
| Others | - | - | - | - |
| Total Operating Expenses | - | - | - | - |
| **Operating Income or Loss** | **9,070** | **7,681** | **7,885** | **9,276** |
| Income from Continuing Operations | | | | |
| Total Other Income/Expenses Net | 2,773 | 430 | -186 | 279 |
| Earnings Before Interest And Taxes | 10,081 | 9,179 | 8,393 | 10,313 |
| Interest Expense | 219 | 238 | 226 | 237 |
| Income Before Tax | 9,862 | 8,941 | 8,167 | 10,076 |
| Income Tax Expense | 3,349 | 2,928 | 2,198 | 2,737 |
| Minority Interest | -150 | -136 | -110 | -193 |
| Net Income From Continuing Ops | 6,363 | 5,877 | 5,859 | 7,146 |
| Non-recurring Events | | | | |
| Discontinued Operations | - | - | - | - |
| Extraordinary Items | - | - | - | - |
| Effect Of Accounting Changes | - | - | - | - |
| Other Items | - | - | - | - |
| **Net Income** | **6,363** | **5,877** | **5,859** | **7,146** |
| Preferred Stock And Other Adjustments | - | - | - | - |
| **Net Income Applicable To Common Shares** | **$6,363** | **$5,877** | **$5,859** | **$7,146** |

48

(USD 000)

# Balance Sheet
# 9 months

| PERIOD ENDING | 28-mar-04 | 28-Dec-03 | 28-sep-03 | 29-jun-03 |
|---|---|---|---|---|
| **Assets** | | | | |
| Current Assets | | | | |
| Cash And Cash Equivalents | 19,442 | 13,516 | 14,972 | 22,586 |
| Short Term Investments | 61 | 255 | 234 | 219 |
| Net Receivables | 46,805 | 50,437 | 50,153 | 42,900 |
| Inventory | 67,335 | 60,911 | 58,816 | 54,800 |
| Other Current Assets | 4,303 | 5,345 | 7,671 | 5,710 |
| **Total Current Assets** | **137,946** | **130,464** | **131,846** | **126,215** |
| Long Term Investments | 14,629 | 14,537 | 13,531 | 12,797 |
| Property Plant and Equipment | 108,446 | 108,134 | 107,463 | 108,024 |
| Goodwill | 9,585 | 9,585 | 9,585 | 9,585 |
| Other Assets | 22,533 | 20,355 | 20,807 | 17,329 |
| **Total Assets** | **293,139** | **283,075** | **283,232** | **273,950** |
| **Liabilities** | | | | |
| Current Liabilities | | | | |
| Accounts Payable | 48,782 | 48,083 | 48,606 | 44,399 |
| Short/Current Long Term Debt | 27,110 | 21,368 | 23,763 | 22,694 |
| Other Current Liabilities | - | - | - | - |
| **Total Current Liabilities** | **75,892** | **69,451** | **72,369** | **67,093** |
| Long Term Debt | 50 | 55 | 1,690 | 1,553 |
| Other Liabilities | 5,116 | 4,648 | 5,329 | 5,238 |
| Deferred Long Term Liability Charges | 13,932 | 13,776 | 14,001 | 12,512 |
| Minority Interest | 6,520 | 6,394 | 6,585 | 6,504 |
| Negative Goodwill | - | - | - | - |
| **Total Liabilities** | **101,510** | **94,324** | **99,974** | **92,900** |
| **Stockholders' Equity** | | | | |
| Common Stock | 15,883 | 15,883 | 15,883 | 15,883 |
| Retained Earnings | 209,979 | 207,405 | 205,466 | 203,308 |
| Treasury Stock | -25,26 | -26,314 | -28,503 | -29,1 |
| Capital Surplus | 7,605 | 7,502 | 7,339 | 7,339 |
| Other Stockholder Equity | -16,578 | -15,725 | -16,927 | -16,38 |
| **Total Stockholder Equity** | **191,629** | **188,751** | **183,258** | **181,050** |
| **Net Tangible Assets** | **$182,044** | **$179,166** | **$173,673** | **$171,465** |

49

PERIOD ENDING 29-jun-03 30-jun-02 1-jul-01 (USD 000) Total Revenue396,307 375,064 381,999 Cost of Revenue286,449 267,136 279,491 P&L Statement 1 year Gross Profit 109,858 107,928 102,508
Operating Expenses Research Development — - — Administrative 74,055 74,334 74,922 Non Recurring - — 1,435 Others — - — Total Operating Expenses — - - Operating Income or Loss 35,803 33,594 26,151 Income from Continuing Operations Net 496 -830 977 Earnings Before Interest And Taxes 39,113 35,562 29,292 Interest Expense 706 527 1,343 Income Before Tax 38,407 35,035 27,949 Income Tax Expense 9,322 9,573 8,352 Minority Interest -429 -217 -355 Ops 28,656 25,245 19,242 Non-recurring Events Discontinued Operations — - — Extraordinary Items — - — Effect Of Accounting Changes — - — Other Items — - -
Net Income 28,656 25,245 19,242 Preferred Stock And Other Adjustments — — - Net Income Applicable To Common Shares$28,656 $25,245 $19,242 50

(USD 000) PERIOD ENDING 29-jun-03 30-jun-02 1-jul-01 Assets
Current Assets Balance Sheet Cash And Cash Equivalents 22,586 21,500 14,990 1 year Short Term Investments 219 65 71 Net Receivables 42,900 35,748 39,840 Inventory 54,800
48,133 45,046 Other Current Assets 5,710 3,212 2,265 Total Current Assets 126,215 108,658 102,212 Long Term Investments 12,797 11,345 9,431 Property Plant and Equipment 108,024 92,146 90,547 Goodwill 9,585 — - Intangible Assets — - — Accumulated Amortization — - — Other Assets 17,329 10,565 6,103 Total Assets 273,950 222,714 208,293 Liabilities Current Liabilities Accounts Payable 44,399 42,384 45,405 Short/Current Long Term Debt 22,694 859 4,816 Other Current Liabilities — - - Total Current Liabilities 67,093 43,243 50,221 Long Term Debt 1,553 1,537 1,462 Other Liabilities 5,238 4,321 3,760 Deferred Long Term Liability Charges 12,512 8,095 5,220 Minority Interest 6,504 6,488 6,796 Total Liabilities 92,900 63,684 67,459 Stockholders’ Equity Common Stock 15,883 15,883 15,883 Retained Earnings 203,308 184,997 169,979 Treasury Stock -29,1 -32,442 -35,297 Capital Surplus 7,339 7,044 6,641 Other Stockholder Equity -16,38 -16,452 -16,372
Total Stockholder Equity 181,050 159,030 140,834 Net Tangible Assets $171,465 $159,030 $140,834 51 EBRO PULEVA

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